Exhibit 99.1

   PRESS RELEASE

SENORX REPORTS FOURTH QUARTER PROFIT ON RECORD REVENUES AND GROSS MARGIN FOR QUARTER AND FISCAL YEAR

IRVINE, Calif., February 23, 2009 – SenoRx, Inc. (NASDAQ: SENO) today reported financial results for its fourth quarter and fiscal year 2008.  For the quarter ended December 31, 2008, SenoRx reported record quarterly revenues of $13.6 million, an increase of 31.5 percent compared with $10.3 million in the fourth quarter a year ago.  Revenue for fiscal 2008 grew 33.2 percent to a record $46.7 million compared with $35.0 million in 2007.

For the fourth quarter of 2008, gross profit increased 62.5 percent to $9.4 million, or a record 69.1 percent of revenue, up from $5.8 million, or 55.9 percent of revenue, in the fourth quarter of 2007.  SenoRx reported an operating profit for the fourth quarter of $108,000, compared with an operating loss of $2.9 million in the same period last year. The operating profit for the quarter included stock-based compensation expense of $536,000, compared with $568,000 in the same quarter last year.  Also included in the results for the fourth quarter were $486,000 in attorney and related costs incurred as a result of our ongoing patent litigation with Hologic.

Interest expense for the fourth quarter declined significantly to $26,000 compared with $267,000 a year ago, primarily due to the retirement of a subordinated debt facility with Escalate Capital in the fourth quarter of 2007.  Interest income declined to $15,000 from $457,000 in the fourth quarter of 2007 due to lower cash balances and lower interest rates.  Cash balances were lower during the quarter compared with a year ago due to continued usage of our cash to fund operations and patent litigation.

Net profit for the fourth quarter of 2008 was $97,000 or 1 cent per share, compared with a net loss of $4.0 million or 23 cents loss per share in the same period last year.  Net loss for the fourth quarter of 2007 included a non-cash charge of $1.3 million, or 7 cents per share, related to the retirement of the Escalate Capital debt facility, representing the unamortized debt issuance and debt discount costs that would have otherwise been charged to interest expense over its term.  Excluding patent litigation expense, non-cash charges for stock-based compensation and the fourth quarter 2007 non-cash charge for debt retirement, the net profit for the quarter was $1.1 million compared with a net loss of $2.2 million for the same period last year.

Lloyd Malchow, SenoRx President and Chief Executive Officer, said “Our fourth quarter results reflect solid operating performance and the continuation of an encouraging trend in revenue growth and gross margin expansion.  Solid revenue growth combined with ongoing improvement in gross margin, resulted in strong performance on the bottom line.  Revenue growth in the quarter benefitted from continuing momentum in the market’s adoption of our Contura™ MLB balloon catheter, along with continued strength in new placements of our EnCor systems, despite some constraints on capital equipment purchases worldwide related to the challenging global economic conditions.”

For the fiscal year ended December 31, 2008, gross profit grew 51.6 percent to $30.2 million from $19.9 million a year ago. Gross margin in 2008 increased to 64.6 percent, up from 56.8 percent in 2007.  Operating loss for the year declined to $9.1 million, compared with $9.7 million last year.   Operating results included the impact of $2.3 million for stock-based compensation expense, compared with $2.1 million for stock-based compensation in 2007.  Net loss for 2008 decreased 12.4 percent to $8.7 million, or 50 cents per share, compared with $9.9 million or 75 cents per share in 2007.  Net loss for 2007 included a positive non-cash adjustment of $991,000 in the second quarter for the fair value of the warrant liability related to the Escalate Capital debt facility, which was more than offset by the non-cash charge of $1.3 million in the fourth quarter related to the retirement of the same note.  Excluding patent litigation expenses, which totaled $4.9 million in 2008, non-cash charges for stock-based compensation and the non-cash adjustments for fair value and debt reduction in 2007, the net loss for the year was $1.6 million compared with $7.6 million last year.

“2008 was another year of significant progress and accomplishment for SenoRx,” said Malchow.  “We continued to deliver substantial revenue growth and further improve our gross margin, along with reporting a profit in the fourth quarter.  We completed the successful commercial launch of Contura MLB, firmly establishing SenoRx in the therapeutic segment of the breast care market.  Sales momentum for Contura MLB is very encouraging as we move into 2009.  Fourth quarter sales for Contura MLB increased sequentially 54.9 percent over the third quarter of 2008, reflecting accelerating adoption of the product by clinicians.  The installed base of our EnCor systems also continued to grow, increasing to 776 units at the end of 2008, compared with 536 a year ago.  Additionally, our selling and marketing expense declined as a percent of revenues as we realized economies of scale on our investment in expanding our U.S. direct sales force over the past 18 months.  We are now in a position to further leverage our sales and marketing efforts as the pace of expansion in our sales force has slowed, combined with significant progress during the year in increasing our international sales through in-country distribution partners in more than 30 countries outside the U.S. and Canada.”

“We enter 2009 well positioned for profitable growth,” Malchow continued.  “We will be disciplined in our management of cash while executing our strategy to capitalize on the opportunities for growth in the expanding global market for interventional and therapeutic products in breast care.  Our financial condition is sound with $15.3 million in cash and cash equivalents and minimal debt at December 31, 2008.  During the fourth quarter, SenoRx exercised its option to borrow $2.0 million on an existing term loan prior to its expiration.”

2009 Outlook

Looking ahead to 2009, SenoRx management sees opportunity for continued revenue growth, while acknowledging the challenging economic conditions that currently exist globally.   Strong performance in the fourth quarter of 2008 was encouraging, despite the uncertain business environment.

While we are clearly mindful of challenging external economic conditions, management believes that the growth potential and market position of its products will allow SenoRx to deliver substantial revenue growth in 2009.   We expect continued EnCor system placement growth, including continued growth in market penetration outside the U.S. and Canada, and ongoing Contura MLB adoption in the U.S.   Also, several line extensions of the EnCor and GelMark brands are planned for 2009.   As a result, SenoRx management expects revenues in 2009 to be in a range of $56 million to $59 million.  This range recognizes that the potential exists for external market conditions to moderate demand based on a possible slowdown in mammography procedures in the U.S. and constraints in the capital equipment budgets for health care institutions worldwide.  To the extent that economic conditions are worse than expected, our revenue estimates could change.  In addition, product gross margin is expected to continue to expand on an annual basis and is anticipated to be at least 68 percent in 2009.  The company also believes it will be cash flow positive for the year, excluding patent litigation expenses.  A Markman claims construction hearing related to the Hologic litigation was held on October 15, 2008 and a ruling was issued on February 18, 2009.  The company is currently evaluating the court’s ruling.

We also estimate that deferred compensation and equity-based compensation expense will range between $2.4 million and $2.8 million for 2009.  This range could be materially impacted based upon the number of options granted and fluctuations in the market price of our common stock.

Conference Call

SenoRx will host a conference call at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) on Tuesday, February 24, 2009.  The conference call can be accessed by calling 877-719-9789 (719-325-4760 for international callers) or via the company’s website at http://investor.senorx.com/events.cfm.

Use of Non-GAAP Financial Measures

To supplement certain GAAP financial information, SenoRx has provided non-GAAP adjusted net income/loss information that excludes the impact of expenses for stock-based compensation, patent litigation expenses, fair value adjustments to convertible notes and warrant liability and loss on debt extinguishment. SenoRx management believes that in order to properly understand SenoRx’s short-term and long-term financial trends, investors may wish to consider the impact of certain charges and the fair value adjustments. These result from facts and circumstances that vary in frequency and/or impact on continuing operations. In addition, SenoRx management uses the adjusted net loss before certain charges and fair value adjustments to evaluate the operational performance of the company and as a basis for strategic planning. A table reconciling the GAAP financial information to the non-GAAP information is included in our earnings release. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP.

About SenoRx

SenoRx (NASDAQ: SENO) develops, manufactures and sells minimally invasive medical devices used by breast care specialists for the diagnosis and treatment of breast cancer, including its EnCor® vacuum-assisted breast biopsy system and Contura™ MLB catheter for delivering radiation to the tissue surrounding the lumpectomy cavity following surgery for breast cancer.  SenoRx’s field sales organization serves over 1,000 breast diagnostic and treatment centers in the United States and Canada.  In addition, SenoRx sells several of its products through distribution partners in more than 30 countries outside the U.S. and Canada. The company’s line of breast care products includes biopsy disposables, biopsy capital equipment, diagnostic adjunct products and therapeutic disposables. SenoRx is developing additional minimally invasive products for the diagnosis and treatment of breast cancer.  For more information, visit the company’s website at www.senorx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning expectations of future revenue growth and opportunities, the growing markets for SenoRx’s products, the ability to continue to innovate and execute, general macro economic conditions, SenoRx’s guidance for 2009, and the factors that would impact that guidance are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause SenoRx's actual results to differ materially from the statements contained herein. SenoRx's fourth quarter and year-end December 31, 2008 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect SenoRx's business and its financial results are detailed in its most recent quarterly report on Form 10-Q as filed with the Securities and Exchange Commission.  Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. SenoRx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

CONTACT:   SenoRx, Inc.
Lila Churney, Director of Investor Relations
949.362.4800 ext.132

SENORX, INC.
BALANCE SHEETS

	December 31,

	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$15,323,143	$17,185,259
Short-term investments	—	10,764,490
Accounts receivable, net of allowance for doubtful accounts of $225,793 and $107,728, respectively	8,179,099	5,421,184
Inventory	9,433,184	6,650,955
Prepaid expenses and deposits	386,594	544,276

Total current assets	33,322,020	40,566,164
Property and equipment, net	1,554,201	1,071,435
Other assets, net of accumulated depreciation of $259,469, and $436,380, respectively	540,344	424,649

TOTAL	$35,416,565	$42,062,248

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,039,280	$2,580,249
Accrued expenses, including accrued employee compensation of $1,598,338 and $1,137,889, respectively	2,894,061	2,904,603
Deferred revenue	161,915	93,888
Current portion of long-term debt	390,246	2,093,346

Total current liabilities	5,485,502	7,672,086
Long-term debt—less current portion	1,632,410	26,820

Stockholders’ Equity :
Common stock, $0.001 par value—100,000,000 shares authorized; 17,327,191 (2008) and 17,202,395 (2007) issued and outstanding	17,327	17,202
Additional paid-in capital	112,456,924	109,815,612
Accumulated deficit	(84,175,598)	(75,469,472)

Total stockholders’ equity	28,298,653	34,363,342

TOTAL	$35,416,565	$42,062,248

SENORX, INC.
STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
	(unaudited)
	2008	2007	2008	2007
Net revenues	$13,551,224	$10,308,389	$46,684,588	$35,035,836
Cost of goods sold	4,180,653	4,540,904	16,503,327	15,123,897

Gross profit	9,370,571	5,767,485	30,181,261	19,911,939
Operating expenses:
Selling and marketing	6,188,436	5,937,447	23,117,137	19,022,994
Research and development	1,454,525	1,658,431	6,111,225	6,353,430
General and administrative	1,619,566	1,094,430	10,093,882	4,187,133

Total operating expenses	9,262,527	8,690,308	39,322,244	29,563,557

Income (loss) from operations	108,044	(2,922,823)	(9,140,983)	(9,651,618)
Interest expense	26,036	267,265	85,196	1,646,670
Loss on debt extinguishment	—	1,264,777	—	1,264,777
Change in fair value of convertible promissory notes and warrant valuation	—	—	—	(990,875)
Interest Income	(15,016)	(456,867)	(520,053)	(1,639,194)

Income (loss) before provision for income taxes	97,024	(3,997,998)	(8,706,126)	(9,932,996)
Provision for income taxes	—	—	—	—

Net income (loss)	$97,024	$(3,997,998)	$(8,706,126)	$(9,932,996)

Net income (loss) per share-basic and diluted	$0.01	$(0.23)	$(0.50)	$(0.75)

Weighted average shares outstanding-basic	17,292,329	17,156,026	17,249,569	13,308,790

Weighted average shares outstanding-diluted	17,425,885	17,156,026	17,249,569	13,308,790

REVENUE BY PRODUCT CLASS

	Three Months Ended		Years Ended
	December 31,		December 31,
	(unaudited)
	2008	2007	2008	2007
Biopsy disposable products	$5,911,405	$4,728,620	$21,041,449	$16,215,740
Biopsy capital equipment products	1,362,247	1,171,614	4,692,778	3,301,908
Diagnostic adjunct products	4,138,331	4,078,672	15,774,788	14,976,567
Therapeutic disposables	2,139,241	329,483	5,175,573	541,621

Total	$13,551,224	$10,308,389	$46,684,588	$35,035,836

ADJUSTED NET INCOME (LOSS) RECONCILIATION

	Three Months Ended		Years Ended
	December 31,		December 31,
	(unaudited)
	2008	2007	2008	2007
Net income (loss)	$97,024	$(3,997,998)	$(8,706,126)	$(9,932,996)
Stock-based compensation	536,295	568,181	2,271,590	2,090,830
Patent litigation expenses	485,787	—	4,872,566	—
Loss on debt extinguishment	—	1,264,777		1,264,777
Change in fair value of convertible promissory notes and warrant valuation	—	—	—	(990,875)

Adjusted net income (loss)	$1,119,106	$(2,165,040)	$(1,561,970)	$(7,568,264)